Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS
INTERPACE BIOSCIENCES, INC.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders and Certain Warrant Holders
of Interpace Biosciences, Inc.

January [●], 2022

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Interpace Biosciences, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”). Pursuant to the rights offering, the Company is distributing non-transferable subscription rights (the “Subscription Rights”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to eligible holders of record of Common Stock and outstanding warrants of the Company issued on January 25, 2017, March 22, 2017, June 21, 2017, October 12, 2017 and January 25, 2019 (the “Eligible Warrants”). Enclosed are materials relating to the rights offering, including the “Instructions as to Use of Interpace Biosciences, Inc. Non-Transferable Subscription Rights Certificates” (the “Instructions”). We kindly request that you distribute such materials to each Record Holder and request that they review the Instructions and the Company’s prospectus dated January [●], 2022 (the “Prospectus”), which describes the rights offering and how they can participate. Copies of the Prospectus are available on the Company’s website at www.interpace.com.

As described in the Prospectus, each holder of record of Common Stock and Eligible Warrants (the “Record Holders”) will receive one subscription right for each share of Common Stock, including those underlying each Eligible Warrant (each, a “Basic Subscription Right”), owned at 5:00 p.m., Eastern Time, on January 10, 2022 (the “Record Date”). Each Basic Subscription Right will allow such Record Holder to subscribe for 0.75 shares of Common Stock (the “Basic Subscription Right”) at a cash price equal to $[●] per whole share (the “Subscription Price”). In the rights offering, the Company is offering an aggregate of [●] shares of Common Stock.

Each Record Holder will be able to exercise their subscription rights to purchase shares of Common Stock only during a limited period. The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [●], 2022 (the “Expiration Date”). Answers to some frequently asked questions about the rights offering can be found under the heading “Questions and Answers About the Rights Offering” in the Prospectus. Any prospective purchaser of shares of our Common Stock pursuant to the exercise of the subscription rights should read the Prospectus, including without limitation the risk factors contained therein, prior to making any decision to invest in the Company.

In the event that a Record Holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, such Record Holder may also exercise an over-subscription right (the “Over-Subscription Right) to purchase a portion of any shares of Common Stock that are not purchased by other Record Holders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Rights based on the ratio of Unsubscribed Shares requested by each such Record Holder relative to the total amount properly requested by all Record Holders.

Each Record Holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Record Holder wishes to maximize the number of shares it may purchase pursuant to its Over-Subscription Right, the Record Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to it, assuming that no other Record Holders have purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each Record Holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of such Record Holder’s Over-Subscription Right at the expiration of the rights offering. The Company will not be able to satisfy any Record Holder’s exercise of the Over-Subscription Right if all of our Record Holders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

●	To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Rights based on the ratio of Unsubscribed Shares requested by each such Record Holder relative to the total amount properly requested by all Record Holders. Any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

●	If the total number of Unsubscribed Shares is sufficient to satisfy the exercise of all Over-Subscription Rights, each Record Holder will be allocated the number of Unsubscribed Shares for which they subscribed. See “The Rights Offering — Subscription Rights — Over-Subscription Rights” in the Prospectus.

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the Record Holder’s name or its nominee and will cease to have any value at the Expiration Date.

We are asking persons who hold shares of Common Stock or Eligible Warrants beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock or Eligible Warrants directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Instructions as to Use of Interpace Biosciences, Inc. Non-Transferable Subscription Rights Certificates;

2.	A form of letter which may be sent to your clients for whose accounts you hold shares of our Common Stock or Eligible Warrants registered in your name or the name of your nominee;

3.	Beneficial Owner Election;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent for this rights offering, by calling (855) 793-5068 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Interpace Biosciences, Inc.